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              [LETTERHEAD OF AMSOUTH BANCORPORATION APPEARS HERE]

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[AMSOUTH LOGO APPEARS HERE]

                                 April 8, 1997

Dear Shareholder:

        We noticed that on the proxy card you returned for AmSouth Bancorporation's Annual Meeting of Shareholders on April 17, 1997 that you voted "FOR" all of the proposals, including the Shareholder Proposal (Proposal Number
Four). We believe that a number of shareholders may have voted "FOR" all proposals without realizing that the Board of Directors recommended a vote "AGAINST" the Shareholder Proposal. The Board's reasons for its recommendation are set forth on page 25 of the Proxy Statement, another copy of which is enclosed herewith.

        If you would like to change your vote as a result of the above, another proxy card is enclosed. Please complete it and return it in the enclosed postage paid envelope. A representative of AmSouth may contact you to follow-up. If you have any questions, please call Carl Gorday at AmSouth at 205-326-5183. Thank you.


                                        Very truly yours,


                                        /s/ Stephen A. Yoder
                                        ------------------------------
                                        Stephen A. Yoder


Enclosures